Exhibit 10.24

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement ("Agreement") is between David W. Moon ("Executive"), and Lennox International Inc., a Delaware corporation, its subsidiaries, affiliates and related companies (collectively "Lennox").

BACKGROUND

Executive and Lennox entered into an Employment Agreement dated October 13, 2006, as amended (the “Employment Agreement”). Pursuant to Section 3.c of the Employment Agreement, Lennox has elected to terminate Executive’s employment other than for Cause (as defined in the Employment Agreement). Pursuant to Section 3 of Exhibit C to the Employment Agreement, Executive elects to receive Enhanced Severance Benefits (as defined in the Employment Agreement), and to provide a written general release of all possible claims against Lennox.

AGREEMENT

For valuable consideration received, Executive and Lennox agree as follows:

1.
Effective at the close of business on December 31, 2017 (the “Termination Date”), Executive will be relieved of his duties, will perform no further services for Lennox, and his employment will terminate. Prior to the Termination Date, Executive will resign from all boards, associations, or groups in which he has served in his capacity as an employee of Lennox. Lennox has no obligation to retain Executive until the Termination Date. Lennox’s promise to retain him until the Termination Date provides him with significant financial benefits, including vesting of certain long-term incentive awards and eligibility for a short-term incentive payment for services performed in 2017.

2.
Lennox covenants and agrees to provide Executive with the payments and benefits specified in this Section 2. Each payment made under this Section 2 will be paid pursuant to Lennox’s then-current payroll policies and subject to all applicable taxes and withholdings.

a.
a.    Lennox will pay the total amount of $1,030,000, equal to two times Executive’s Annual Base Salary (as defined in the Employment Agreement) in effect as of the Termination Date, pursuant to the following payment schedule. The first payment of $257,500, equal to six months of Executive’s Monthly Base Salary (as defined in the Employment Agreement) in effect as of the Termination Date, will be paid in a lump sum on July 2, 2018, which is the date six months and two days after the Termination Date (the “First Severance Payment Date”). The balance will be paid in 18 equal monthly payments of $42,916.67 each, beginning on or about July 31, 2018.

b.
Lennox will make a lump sum payment on the First Severance Payment Date in the amount of $850,226, equal to the total short-term bonus payments actually paid to Executive over the 24 month period prior to the Termination Date.

c.
Lennox will make a lump sum payment on the First Severance Payment Date in the amount of $51,500, equal to 10% of Executive’s Annual Base Salary in effect as of the Termination Date, in lieu of continuing or paying for any perquisites.

d.
Lennox will make a lump sum payment on the First Severance Payment Date in the amount of $51,500, equal to 10% of Executive’s Annual Base Salary in effect as of the Termination Date, in lieu of providing outplacement services as Executive elects not to receive outplacement services.

e.
Executive and his eligible family members may continue to participate in the Lennox group medical and dental insurance plans on the same terms as other Lennox employees, all in accordance with the Comprehensive Omnibus Budget Reconciliation Act (COBRA). Lennox will pay the premiums for COBRA coverage for up to 18 months following the Termination Date. However, if Executive obtains employment that provides group health insurance coverage during the 18-month period, Lennox’s payment of Executive’s COBRA coverage will cease immediately upon Executive’s eligibility for such insurance coverage with his new employer. If Executive remains unemployed at the end of 18 months following the Termination Date, to assist Executive in paying for medical and dental insurance outside the Lennox group plans, Lennox will pay Executive an amount equal to the monthly COBRA payments for up to six month. However, if Executive obtains employment that provides group health insurance coverage during the six-month period, Lennox’s payment to Executive will cease immediately upon Executive’s eligibility for insurance coverage with his new employer. Executive agrees to immediately notify Lennox if he obtains employment that provides group health insurance coverage during the 24-month period following his termination.

f.
If Executive dies prior to receiving all of the payments provided for in this Section 2, in addition to continuing the payments and benefits provided for in this Section 2, Lennox will make one lump sum payment to Executive’s beneficiary designated in Exhibit D to the Employment Agreement, in the amount of $257,500, equal to six months of Executive’s Monthly Base Salary in effect as of the Termination Date.

Executive understands and agrees that he would not receive the monies or benefits specified in Sections 1 and 2 above except for his execution of this Agreement and the fulfillment of the promises contained in this Agreement.

3.    Executive covenants and agrees as follows:

a.
The provisions of Sections C.2(a)-(f) of Exhibit A to the Employment Agreement remain fully effective. Those provisions impose obligations on Executive with respect to: trade secrets, proprietary and confidential information; restrictions on diverting Lennox employees; restrictions on diverting Lennox vendors or contractors; and restrictions on soliciting Lennox customers, all as detailed in the Employment Agreement.

b.
For two years following the Termination Date Executive will not, directly or indirectly, provide services of any kind, as an employee, contractor or otherwise, to the following companies, including all of their subsidiaries, affiliates and related businesses (collectively, the “Restricted Businesses”), but only to the extent the Restricted Businesses are in the HVAC or commercial refrigeration business, or currently serve as a supplier to Lennox: Alfa Laval AB; Beijer Ref AB; Bitzer International; Daikin Industries, Ltd.; Danfoss Group; Dover Corporation; Emerson Electric Co.; Glen Dimplex Deutschland GmbH; Güntner Group Europe GmbH; Ingersoll-Rand Plc; Johnson Controls International Plc; Kelvion Holding GmbH; LU-VE Group; Mitsubishi Group; Panasonic Corporation; Rae Corporation; Regal Beloit Corporation; Rheem Manufacturing Company; Technotrans Group; Trenton/KeepRite Refrigeration; United Technologies Corp.; Yantai Moon Group Co., Ltd; Zero Zone, Inc.

c.
To pay and discharge on or before the Termination Date all debts owed Lennox, including those incurred for travel on Lennox business, private telephone charges, and employee purchases (Lennox will reimburse Executive for expenses incurred on Lennox business in accordance with Lennox's standard practices); to account for and return to Lennox all Lennox property in his use or possession not already returned including, but not limited to, company identification card, company credit cards, and any documents generated, owned or containing information obtained in any form from Lennox; to delete the Lennox email server and all associated content from any mobile device in his possession.

d.
Subject to Section 14 below, to refrain from any actions that would reasonably be expected to lead to the impairment of Lennox’s reputation and good standing in the community or industry, or which would reasonably be expected to interfere with its relationships with its customers or employees.

e.
To reasonably cooperate with Lennox following the Termination Date with respect to any: (A) project for a reasonable period of time not to exceed six (6) months, and (B) litigation involving Lennox related to Executive’s employment at Lennox at any time such litigation may occur, in each case, without additional compensation or remuneration hereunder. Executive will be reimbursed for reasonable out-of-pocket expenses incurred in connection with any cooperation.

4.	As a material inducement to Lennox to enter into this Agreement, Executive:

a.	Enters into this Agreement for himself, his spouse, assigns, heirs, executors and legal representatives,

b.
Releases and forever discharges, Lennox and its officers, directors, agents, employees, successors and assigns (collectively the “Released Parties”), from all claims of any and every kind, nature and character, known or unknown, including all claims for attorneys' fees and costs, that Executive may now have, known or unknown, against the Released Parties,

i.
That arise in whole or in part from Executive's employment relationship with Lennox, the termination of that relationship and any other employment-related dealings of any kind between Executive on the one hand, and the Released Parties on the other; and

ii.
Including, but not limited to, all claims, rights, demands and causes of action for: breach of any employment contract or employment agreement; wrongful discharge; breach of the covenant or duty of good faith and fair dealing; intentional or negligent infliction of emotional distress; fraud or misrepresentation; failure to pay wages, stock awards, bonuses, incentive pay, benefits, vacation pay, profit sharing, severance or other compensation of any sort; discrimination on the basis of race, color, national origin, religion, sex, age, handicap, or disability; and violation of any statutes, rules, regulations or ordinances, whether state, federal or local, as amended, including, but not limited to the Texas Commission on Human Rights Act, the Texas Labor Code; the Texas Deceptive Trade Practices Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act (“OWBPA”); the Americans with Disabilities Act; the Family and Medical Leave Act; the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002; the Genetic Information Nondiscrimination Act of 2008; the Dodd-Frank Wall Street Reform and Consumer Protection Act; the National Labor Relations Act (“NLRA”); and the Employee Retirement Income Security Act.

c.
Agrees that nothing in this Agreement releases claims to (A) rights that Executive may now or hereafter have in any qualified and nonqualified pension and profit sharing plans in effect during the time he was an employee of Lennox, (B) future rights he may hereafter acquire under federal statute, (C) rights that he or any of his covered dependents may have for reimbursement or payment of dental or health claims, or (D) rights that he or any specified party may have under this Agreement, including for breach hereof.

5.
Executive understands that the release set forth in Section 4 includes a release of any claims under the Age Discrimination in Employment Act (“ADEA”) that may have existed on or before the date Executive signs this Agreement. Executive understands that the ADEA is a federal statute that prohibits discrimination on the basis of age. As required by law, Lennox specifically advises Executive of, and Executive acknowledges understanding of, the following:

a.
This Agreement constitutes an enforceable contract, and by signing this Agreement, Executive is waiving certain rights that he may have under the ADEA, as well as other federal, state, and local labor and employment laws, based upon his employment with and separation from Lennox.

b.	The payments and benefits described in Section 2 constitute money and benefits to which Executive would not be entitled absent his decision to sign this Agreement.

c.	Executive agrees that he is voluntarily entering into this Agreement and that no promises or agreements have been made to him except those contained in this Agreement.

d.	Executive is advised of his right to consult with an attorney prior to executing this Agreement. Executive is responsible for paying all attorney’s fees and costs, if any.

e.
Executive has twenty-one (21) calendar days from the Receipt Date, as defined in Section 9, to consider this Agreement, to consult with an attorney regarding its terms, and to sign and return the Agreement, if he chooses to accept it, to Dan Sessa at Dan.Sessa@lennoxintl.com. Any material change to this Agreement will not restart the 21-day period. If Executive signs this Agreement before the expiration of the 21-day period, he acknowledges that he has freely chosen to waive the remainder of the 21-day period.

f.
Executive may revoke this Agreement at any time within seven (7) calendar days following the date on which he signs this Agreement (the “Revocation Period”). This Agreement shall not become effective or enforceable until the day following the expiration of the Revocation Period (the “Effective Date”).  To revoke his execution of this Agreement, Executive must provide notice of revocation in writing to Dan Sessa, and such notice of revocation must be received by Dan Sessa at Dan.Sessa@lennoxintl.com by the close of business on the seventh (7th) calendar day after Executive signs this Agreement.

g.
Lennox’s obligation to provide Executive with the payments and benefits described in Section 2 is contingent upon his execution of this Agreement and the expiration of the Revocation Period without his revocation of the Agreement.

6.
This Agreement is intended to comply with Section 409A of the Internal Revenue Code, as amended, and will be construed consistent with that intention. The parties will, if necessary, amend this Agreement to the extent necessary to comply with the requirements of Section 409A. Each payment due to Executive under this Agreement will be considered a separate payment and not one of a series of payments for purposes of Section 409A. Lennox will not be required to increase the amounts paid to Executive under this Agreement for purposes of Section 409A compliance.

7.
Except as required by law (including, without limitation, any filing obligations with the Securities and Exchange Commission), Lennox and Executive will not publicize or disclose the existence or contents of this Agreement, or the basis for any claims or allegations that were or could have been made in connection with this Agreement, to any person or entity without the prior written consent of the other party, and both parties will use their best efforts to prevent any publicity or disclosure. Lennox may make confidential disclosures about this Agreement internally and with outside professional advisors as necessary in the ordinary course of business. Executive may make confidential disclosures about this Agreement as required to his accountants, attorneys, governmental taxing authorities and spouse, or to remedy a breach of any term or condition of this Agreement.

8.
This Agreement was reached after good faith negotiations. Executive acknowledges that he is fully aware of his right to discuss all aspects of this matter with his attorney and has been advised by Lennox to consult an attorney.

9.
Executive acknowledges receipt of this Agreement on October 2, 2017 (the “Receipt Date”). He has carefully read and fully understands all of the provisions of this Agreement and he is voluntarily entering into this Agreement.

10.
An "Event of Default" will occur if Lennox reasonably determines (after due consideration of all relevant facts) that Executive has materially breached any of the provisions of this Agreement, provides Executive with written notice specifying the breach, and Executive fails to cure the breach within ten (10) calendar days of receipt of notice of the breach. In addition to any rights and remedies Lennox may have in an Event of Default, including seeking specific performance of Executive’s obligations, Lennox may, at its option, immediately terminate this Agreement by sending written notice of termination to Executive (or Executive's representative). Upon termination of this Agreement, Lennox will have no further obligations to Executive and may seek damages, including, without limitation, return of all monies paid to Executive under this Agreement. The foregoing sentence will not be construed to determine any amount of liquidated damages.

11.
This Agreement is governed by the laws of the State of Texas, excluding that State’s choice of law principles, and all claims relating to or arising out of this Agreement, or the breach of this Agreement, whether in contract, tort or otherwise, will likewise be governed by the laws of the State of Texas, excluding that State’s choice of law principles. If any provision is unenforceable the remainder of this Agreement will remain effective.

12.	This Agreement will not be construed as an admission of wrongdoing by either party.

13.
Executive understands that, regardless of whether he signs this Agreement, he remains bound by the terms and conditions of Sections C.2(a)-(f) of Exhibit A to the Employment Agreement, his Proprietary Rights Agreement, and all agreements signed in connection with previous Long-Term Incentive Awards (collectively, the “Other Agreements”), which include post-employment restrictions on competition and solicitation. Except for the Other Agreements, which shall continue in full force and effect pursuant to their terms, Executive acknowledges that this Agreement sets forth the entire agreement between the parties and supersedes all other prior agreements or understandings between the parties pertaining to its subject matter.

14.
Nothing is this Agreement, including but not limited to the release of claims, return of property, confidentiality, cooperation and event of default provisions, (i) limits or affects Executive’s right to challenge the validity of this Agreement under the ADEA or the OWBPA; (ii) prevents Executive from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, or any other any federal, state or local agency charged with the enforcement of any laws, including providing documents or other information; or (iii) limits Executive from exercising rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees. However, by signing this Agreement, Executive waives his right to individual relief (including any backpay, frontpay, compensatory damages, reinstatement, or other legal or equitable relief) in any charge, complaint, lawsuit, or other proceeding brought by Executive or on Executive’s behalf by any third party. Executive retains his right to accept a payment (if any) from a government agency for information provided to the government agency. This Agreement may be amended only in a writing signed by the parties.

15.	This Agreement will be automatically revoked by Lennox if not signed and delivered to Lennox within 30 days after the Receipt Date.

PLEASE READ THIS DOCUMENT CAREFULLY. THIS SEPARATION AND GENERAL RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EXECUTIVE                        LENNOX INTERNATIONAL INC.

        By: _________________________________
David W. Moon                 Daniel M. Sessa
Chief Human Resources Officer

Date: ___________________________        Date: _______________________________